News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

June 9, 2025

P&G Appoints Craig Arnold to Board of Directors

CINCINNATI — (BUSINESS WIRE) — The Procter & Gamble Company (NYSE:PG) today announced the appointment of Craig Arnold, former Chairman and Chief Executive Officer of Eaton Corporation, to its Board of Directors, effective June 9, 2025. Mr. Arnold brings significant experience as a successful chief executive of a global enterprise serving businesses and customers in more than 175 countries.

With a distinguished career at Eaton, a global leader in power infrastructure and technology, Arnold led the company through transformative changes from 2016 to May 2025. He was instrumental in incorporating renewable energy solutions and digital technologies into Eaton’s portfolio, significant revenue and margin expansion and its contributions to environmental sustainability.

Before his tenure as Chairman and CEO, Arnold served as President and Chief Operating Officer, overseeing strategic initiatives and operational excellence. His leadership from 2009 to 2015 as Vice Chairman and Chief Operating Officer of Eaton's Industrial Sector showcased his ability to drive results and impact at scale, boosting the company's performance and market presence.

Mr. Arnold’s career began at General Electric, where he held roles across the Appliances, Plastics and Lighting businesses, with international responsibilities spanning Asia, Europe, the Middle East and North America. His expertise in constructive disruption will provide valuable insights for P&G.

Currently, Arnold serves as the lead independent board director for Medtronic, Inc. and is on the board of the United Way of Greater Cleveland and the Salvation Army of Greater Cleveland, actively participating in community initiatives that foster local engagement and industry collaboration.

"Craig’s depth of global experience, expertise managing diversified portfolios, and proven track record in innovation management and operational excellence will contribute valuable perspective to our efforts to better serve consumers and customers and grow markets," said Jon Moeller, P&G’s Chairman of the Board, President, and Chief Executive Officer.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit https://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at https://www.pg.com/news.

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Media Contact:
Henry Molski
+1-513-505-3587

Category: PG-IR